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                                                                Exhibit 99(j)(2)


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the references made to our firm under the captions "Financial Highlights" in The Munder Equity Funds Class A, Class B, Class C, and Class II Shares; The Munder Income Funds Class A, Class B, and Class C Shares; The Munder Money Market Funds Class A, Class B, and Class C Shares; The Munder Index 500 Fund Class A, Class B, and Class C Shares; The Munder Funds Class Y Shares; and The Munder Funds Class K Shares Prospectuses and "Independent Auditors" and "Financial Statements" in The Munder Funds Statements of Additional Information included in Post-Effective Amendment No. 30 to the Registration Statement (Form N-1A, No. 33-30913) of The Munder Funds Trust.

We also consent to the incorporation by reference into The Munder Funds Statements of Additional Information of our reports dated August 15, 2000 with respect to the financial statements and financial highlights of the Munder Balanced Fund, Munder Equity Income Fund, Munder International Equity Fund, Munder Small Company Growth Fund, Munder Bond Fund, Munder Intermediate Bond Fund, Munder U.S. Government Income Fund, Munder Michigan Tax-Free Bond Fund, Munder Tax-Free Bond Fund, Munder Tax-Free Short-Intermediate Bond Fund, Munder Cash Investment Fund, Munder Tax-Free Money Market Fund, Munder U.S. Treasury Money Market Fund and Munder Index 500 Fund portfolios of The Munder Funds Trust, included in the annual reports of The Munder Funds.


                                                               /s/ Ernst & Young
                                                               Ernst & Young LLP


Boston, Massachusetts
October 20, 2000